For the year ended (a) April 30, 1995
File number (c) 811-4930

                    SUB-ITEM 77J


Restatement of Capital Share Account

Reclassification of Capital Accounts  -  The  Fund
accounts   and   reports  for   distributions   to
shareholders  in  accordance  with  Statement   of
Position  93-2:  Determination,  Disclosure,   and
Financial   Statement  Presentation   of   Income,
Capital  Gain, and Return of Capital Distributions
by Investment Companies. For the fiscal year ended
April  30,  1995,  the  effect  of  applying  this
statement   was  to  increase  undistributed   net
investment   income   and   increase   accumulated
realized losses by $ 49,874, $ 62,609, $39,642 for
the   High  Yield  Series,  Insured  Series,   and
Modified Term Series respectively. Net investment income, net realized gains and net assets were not affected by this change.

Please let this letter serve as a formal request to mail the state tax letters to all shareholders of the Duff & Phelps Utilities Tax-Free Inc. for the year ended December 31, 1995. In that this year the fund will have along term taxable term capital gain distribution. I would appreciate your advising us of any issues we should be aware of from your standpoint

If you have any questions, please do not hesitate to call me at (211) 214-3255.








For the fiscal period ended (a) September 30, 1996
File number (c) 811-7343

                                  SUB-ITEM 77J


Reclassification of Capital Accounts

The  Series accounts and reports for distributions
to  shareholders in accordance with  the  American
Institute   of   Certified   Public   Accountants'
Statement   of   Position   93-2;   Determination,
Disclosure,  and Financial Statement  Presentation
of  Income,  Capital Gain, and Return  of  Capital
Distributions by Investment Companies. During  the
period   ended  September  30,  1996,  the  Series
reclassified  current  net  operating  losses   by
decreasing accumulated net investment loss and decreasing paid-in capital by $2,046,837. Net investment income, net realized gains and net assets were not affected by this change.




























For the fiscal period ended (a) September 30, 1996
File number (c) 811-4710

                                  SUB-ITEM 77J


Reclassification of Capital Accounts

The Fund accounts for and reports distributions to
shareholders  in  accordance  with  the   American
Institute   of   Certified   Public   Accountants'
Statement   of   Position   93-2;   Determination,
Disclosure and Financial Statement Presentation of
Income,   Capital  Gain,  and  Return  of  Capital
Distributions by Investment Companies. The  effect
of   applying  this  statement  was  to   decrease
undistributed net investment income  and  increase
accumulated net realized gains on investments  and
foreign  currency  transactions  by  $97,190   for
differences in the treatment for book and tax purposes of certain transactions involving foreign securities, currencies and withholding taxes. Net investment income, net realized gains and net assets were not affected by this change.